Exhibit 99.1

The Beachbody Company, Inc. Announces Hiring Of Mark R. Goldston To The Newly Created Role of Executive Chairman To Drive Transformation and Maximize Profitability

EL SEGUNDO, Calif. --The Beachbody Company, Inc. (NYSE: BODY) (“BODi” or the “Company”), a leading subscription health and wellness company, is thrilled to announce the appointment of Mark R. Goldston to the newly formed role of Executive Chairman of BODi’s Board of Directors (the “Board”), effective June 15, 2023. In this strategic role, Mr. Goldston will be instrumental in partnering with the company’s co-founder and CEO Carl Daikeler in guiding the Company’s transformation, driving profitability, and leveraging its remarkable assets to unlock opportunities for growth.

The appointment of Mr. Goldston marks an important milestone for BODi. With a proven track record as a turnaround expert, Mr. Goldston brings a wealth of experience and expertise to BODi. Currently serving as the Chairman and CEO of The Goldston Group, a renowned firm specializing in strategic advisory services, venture capital, and investments in emerging growth companies, Mr. Goldston has successfully led numerous companies on the path to achieve long-term shareholder value. In addition to The Goldston Group, Mark is the General Partner of Athletic Propulsion Labs, LLC , a luxury performance athletic footwear company. Prior to The Goldston Group, Mark held the role of Chairman and CEO of United Online, a publicly traded global consumer and internet conglomerate. In addition, he was Chairman and CEO of NetZero, an internet service provider, which he took public. In connection with Mr. Goldston’s appointment, the Chairman position will be retired, and Carl Daikeler, the Company’s Co-founder, will continue serving as a director and as the Company’s Chief Executive Officer. Mr. Daikeler will also remain the Company’s controlling shareholder.

“I felt strongly about pursuing Mark given his unique skills and experience, and I am thrilled to welcome Mark to BODi as our new Executive Chairman” said Carl Daikeler, BODi’s Co-founder and CEO. “I am incredibly grateful that Kevin Mayer, a Director on our Board and a longtime friend to Mark, introduced us with the vision that the company and its shareholders could benefit from Mark’s capabilities. My goal is to leverage his strategic insights, especially his experience with public companies. I believe so strongly in our synergy that in order to get this deal done, I personally forfeited a portion of my shares of the Company to help partially offset the equity compensation offered to Mark with his appointment.”

In connection with Mr. Goldston’s appointment, Mr. Daikeler agreed to forfeit approximately 3.2 million shares of the Company’s Class A common stock, par value $0.0001 per share, and approximately 4.8 million shares of the Company’s Class X common stock, par value $0.0001 per share, in each case beneficially owned by Mr. Daikeler. The shares will be returned to the Company as authorized but unissued shares of Class A Common Stock and Class X Common Stock.

Mr. Goldston stated, “I’ve followed this company for years and have so much respect for what Carl and the team have accomplished. I am honored to join BODi as Executive Chairman and be a part of the exciting journey ahead. The Company’s incredible assets, combined with its talented leadership team, present a unique opportunity for growth and innovation. I am fully committed to helping maximize the Company’s existing business model, helping lead its transformation efforts and monetizing its significant untapped potential. I am so confident in the company that I have elected to take all of my compensation in the form of options, aligning my interests with shareholders, and I look forward to collaborating closely with Carl, the leadership team, and the entire organization to achieve our shared goals.”

Inducement Grant under Section 303A.08 of the NYSE Listed Company Manual

BODi also announces that the Compensation Committee of the Board approved, effective as of June 15, 2023, the grant of an employment inducement stock option award covering 23,883,265 Class A shares of BODI’s common stock, par value $0.0001, to Mr. Goldston to induce him to join BODi as BODi’s Executive Chairman. Of this amount, (i) 7,961,088 shares subject to the option will vest annually over a four-year period following June 15, 2023, subject to continued service, and (ii) 15,922,177 shares subject to the option will vest based on the achievement of specified performance goals, subject to his continued service. The award was granted under BODi’s 2023 Employment Inducement Incentive Award Plan as an employment inducement award pursuant to the New York Stock Exchange rules.

About BODi and The Beachbody Company, Inc.

Known as Beachbody for 24 years with innovations such as P90X, Insanity, 21 Day Fix and Shakeology, BODi is headquartered in Southern California. BODi’s is the leader in the category of Health Esteem which combines digital fitness, nutrition, and mindset content with exceptional supplements and a supportive community of millions of people supporting each other to live a great life while they pursue their health and weight loss goals. The Beachbody Company, Inc. is the parent company of BODi. For more information, please visit TheBeachbodyCompany.com.

Forward Looking Statements

This press release contains “forward-looking” statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are statements other than historical fact or in the future tense. These statements include but are not limited to, statements regarding our business strategy, our plans, and our objectives and future operations.

Forward-looking statements are based upon various estimates and assumptions, as well as information known to us as of the date hereof, and are subject to risks and uncertainties. Accordingly, actual results could differ materially due to a variety of factors. You can identify these statements by the use of terminology such as “believe”, “plans”, “expect”, “will”, “should,” “could”, “estimate”, “anticipate,” “upon” or similar forward-looking terms. You should not rely on these forward-looking statements as they involve risks and uncertainties that may cause actual results to vary materially from the forward-looking statements.

Investor Relations

ICR, Inc.

BeachbodyIR@icrinc.com